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                                                                      EXHIBIT 12


Ratio of Earnings to Combined Fixed Charges
(millions of dollars)
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
                                                                                                             Nine Months Ended
                                                                          Year Ended December 31,       September 29,  September 28,
                                                                 1997    1998    1999    2000    2001        2001          2002
                                                                ------  ------  ------  ------  ------      ------        ------
Fixed Charges Computation

    Interest expensed                                              6.5     9.1     7.4     6.0    14.1        11.3           8.5
    Amortized capitalized expenses related to indebtedness          --      --      --      --     1.1         0.8           1.0
    Interest attributable to interest rate hedging arrangements     --      --      --      --     0.2         0.4          (0.2)
    Reasonable approximation of interest within rental expense     0.5     0.5     0.6     1.1     1.1         0.9           1.1
                                                                ------  ------  ------  ------  ------      ------        ------
Total Fixed Charges                                                7.0     9.6     8.0     7.1    16.5        13.4          10.4

Earnings Computation

Pre-tax income (loss) from continuing operations                  10.6     8.0    22.0    60.6    18.3        20.0           3.3
Plus

    Fixed charges                                                  7.0     9.6     8.0     7.1    16.5        13.4          10.4
                                                                ------  ------  ------  ------  ------      ------        ------
Total Earnings                                                    17.6    17.6    30.0    67.7    34.8        33.4          13.7
                                                                ======  ======  ======  ======  ======      ======        ======

Ratio of Earnings to Combined Fixed Charges                        2.5     1.8     3.8     9.5     2.1         2.5           1.3
Dollar amount of Deficiency                                        N/A     N/A     N/A     N/A     N/A         N/A           N/A
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